Exhibit 23.3

CONSENT OF INDEPENDENT INDUSTRY RESEARCH FIRM
We hereby consent to the references to our firm in this Registration Statement on Form S-1 of PubMatic, Inc. (the “Registration Statement”) and to the use of information from our report dated September 2020. We also consent to all references to us contained in such Registration Statement.
MAGNA GLOBAL USA, INC.

/s/ Luke Stillman
Name:	Luke Stillman
Title:	SVP, Global Intelligence
October 15, 2020
New York, New York